                                                                    EXHIBIT 4(e)


                          SUPPLEMENTAL INDENTURE NO. 2


     This Supplemental Indenture No. 2, effective as of August 31, 2002 (this "Supplemental Indenture"), among CenterPoint Energy, Inc., a Texas corporation ("CNP"), Reliant Energy, Incorporated, a Texas corporation (the "Company"), and JPMorgan Chase Bank, formerly Chase Bank of Texas, National Association, as Trustee (the "Trustee"), supplements the Subordinated Indenture dated as of September 1, 1999 (the "Indenture") between the Company and the Trustee, and Supplemental Indenture No. 1 dated as of September 1, 1999 between the Company and the Trustee, under which 17,166,571 of the Company's 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029 (the "Securities") were issued and remain outstanding.


                                    RECITALS

     WHEREAS, pursuant to an Agreement and Plan of Merger dated as of October 19, 2001, among the Company, CNP and Reliant Energy MergerCo, Inc., a Texas corporation and an indirect wholly-owned subsidiary of CNP ("MergerCo"), MergerCo will be merged with and into the Company (the "Merger"), with the Company to be the surviving corporation, as a result of which, at the effective time of the Merger, each share of common stock, without par value, of the Company will be converted into one share of common stock, par value $0.01 per share, of CNP and the Company will become a wholly-owned subsidiary of CNP;

     WHEREAS, concurrently with the Merger, the Company will (i) distribute the capital stock of all of its subsidiaries, other than certain financing subsidiaries, to CNP (the "Stock Distribution") and (ii) convey its Texas electric generation assets and certain buildings and related assets to indirect wholly-owned subsidiaries of CNP (the "Asset Conveyance," and together with the Merger and the Stock Distribution, the "Restructuring");

     WHEREAS, the Restructuring is a transfer of the Company's properties and assets substantially as an entirety;

     WHEREAS, pursuant to Section 801 of the Indenture, CNP, as the transferee of the Company's properties and assets substantially as an entirety, is required to expressly assume, by an indenture supplemental to the Indenture, the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed;

     WHEREAS, Section 901 of the Indenture provides that under certain conditions the Company and the Trustee, without the consent of the Holders of Securities, at any time and from time to time, may enter into an indenture supplemental to the Indenture for the purposes inter alia, to evidence the succession of another corporation to the Company and the assumption by the successor corporation of the covenants, agreements and obligations of the Company under the Indenture and in the Securities;


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                   NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE
                                   WITNESSETH:

     In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to comply with Sections 801 and 901 of the Indenture, the parties hereto hereby agree, for the equal and proportionate benefit of the respective Holders from time to time of the Securities, as follows:

     Section 1. Defined Terms. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Indenture.

     Section 2. Succession by Transfer of Properties and Assets Substantially as an Entirety.

     (1) Upon consummation of the Restructuring, CNP shall become the successor to the Company for all purposes of the Indenture and CNP hereby expressly assumes the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance or observance of every covenant, obligation and agreement of the Indenture, as supplemented by this Supplemental Indenture, on the part of the Company to be performed or observed.

     (2) Concurrently with the execution and delivery of this Supplemental Indenture, the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel as required by Section 801(3) of the Indenture.

     (3) Pursuant to Section 802 of the Indenture, concurrently with the execution and delivery of this Supplemental Indenture, (i) CNP shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if CNP had been named as the Company in the Indenture and (ii) the Company shall be discharged from all obligations and covenants under the Indenture and the Securities.

     Section 3. Ratification. The Indenture as hereby supplemented is in all respects ratified and confirmed by each of the parties hereto, and all of the rights and powers created thereby or thereunder shall be and remain in full force and effect.

     Section 4. Governing Law. The laws of the State of New York shall govern this Supplemental Indenture without regard to principles of conflicts of laws.

     Section 5. Successors. All agreements of the parties hereto in this Supplemental Indenture shall bind their respective successors.

     Section 6. Multiple Counterparts. The parties hereto may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.



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     IN WITNESS WHEREOF, the undersigned have caused this Supplemental Indenture to be executed by its duly authorized officer as of the date first above written.

                                      CENTERPOINT ENERGY, INC.


                                      By:           /s/ Rufus Scott
                                         ---------------------------------------
Attest:                                  Name: Rufus Scott
                                         Title: Vice President

By:      /s/ Richard B. Dauphin
   ----------------------------------
   Name: Richard B. Dauphin
   Title: Assistant Corporate
          Secretary


                                      RELIANT ENERGY, INCORPORATED


                                      By:         /s/ Marc Kilbride
                                         ---------------------------------------
Attest:                                  Name: Marc Kilbride
                                         Title: Treasurer

By:      /s/ Richard B. Dauphin
   ----------------------------------
   Name: Richard B. Dauphin
   Title: Assistant Corporate
          Secretary


                                      JPMORGAN CHASE BANK,
                                      Trustee


Attest:                               By:         /s/ Carol Logan
                                         ---------------------------------------
                                         Name: Carol Logan
                                         Title: Vice President and Trust Officer
By:       /s/ Donna Edmundson
   -----------------------------------
   Name: Donna Edmundson
   Title: Vice President and Trust
          Officer


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